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Delta Board of Directors Names Francis S. “Frank” Blake as Newest Member

ATLANTA, July 25, 2014 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Francis S. “Frank” Blake as its newest member, effective immediately. Blake serves as Chairman and CEO of The Home Depot, the world’s largest home improvement retailer.

“Frank brings demonstrated success in leading a complex organization focused on improving shareholder returns through excellent customer service,” said Daniel A. Carp, Delta’s non-executive chairman of the board. “He will enhance the depth and range of Delta’s already strong and independent board of directors, and we are delighted to have him.”

Blake served as The Home Depot’s Vice Chairman from October 2006 to January 2007 and as Executive Vice President – Business Development and Corporate Operations from 2002 through 2006. Previously, Blake served in a variety of executive positions at General Electric Company, including as Senior Vice President, Corporate Business Development in charge of all mergers, acquisitions, and dispositions worldwide. From June 2001 to February 2002, Blake was Deputy Secretary for the U.S. Department of Energy.

Blake also is a member of the Board of Directors of the Georgia Aquarium.

Blake received a bachelor’s degree from Harvard University and a J.D. degree from Columbia University Law School.

Delta Air Lines serves nearly 165 million customers each year. This year, Delta was named the 2014 Airline of the Year by Air Transport World magazine and was named to FORTUNE magazine’s 50 Most Admired Companies, in addition to being named the most admired airline for the third time in four years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 333 destinations in 64 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis-St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

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